Exhibit 99.1

                  Lawson Software Reports Q4 and FY05 Results;
                      Q4 GAAP EPS Doubles Year over Year;
                    Company Exceeds Consensus EPS Estimates

     ST. PAUL, Minn.--(BUSINESS WIRE)--June 30, 2005--Lawson Software, Inc. (Nasdaq:LWSN), today reported revenues of $86.8 million for its fiscal 2005 fourth quarter ended May 31, 2005, compared with revenues of $99.7 million in its fiscal 2004 fourth quarter. License fee revenues were $17.4 million in the fourth quarter, compared with $27.2 million in the fiscal 2004 fourth quarter. Services revenues were $69.4 million in the quarter, compared with $72.5 million in the fiscal 2004 fourth quarter.
     GAAP net income was $5.9 million, or $0.06 per diluted share, compared with $3.5 million, or $0.03 per diluted share in the fiscal 2004 fourth quarter. Operating income in the fiscal 2005 fourth quarter was $8.6 million, compared with $7.1 million in the fiscal 2004 fourth quarter. Net income for the current quarter benefited from increased interest income of $0.7 million and the absence of a $1.2 million tax valuation allowance, which was recorded in Q4 of fiscal 2004.
     Fiscal 2005 fourth quarter GAAP operating results include $3.0 million in pre-tax items consisting of $1.0 million in amortization of acquired maintenance contracts reflected in cost of services, $0.9 million of acquisition expenses relating to the recently announced Intentia International merger, $0.8 million in software amortization reflected in cost of license fees, $0.4 million in intangible amortization related to acquisitions, $0.1 million in non-cash stock-based compensation, and ($0.2) million in restructuring adjustments. The company provides this list of items for financial analysts, who typically exclude such items in developing their financial models and estimates of the company's performance. If financial analysts adjust their models for these items, the company believes it would have exceeded the consensus fourth quarter estimate for the company's EPS performance. See the supplemental information at the end of this news release for more details on these items.
     For the 12 months ended May 31, 2005, GAAP net income was $5.3 million, or $0.05 per diluted share, on total revenues of $335.2 million, compared with net income of $8.0 million, or $0.07 per diluted share, on total revenues of $363.6 million in the comparable fiscal 2004 period.
     Fiscal 2005 12-month GAAP operating results include $17.6 million in pre-tax items consisting of $5.0 million in restructuring charges, $4.0 million in amortization of acquired maintenance contracts reflected in cost of services, $3.3 million in software amortization reflected in cost of license fees, $2.7 million in SEC investigation costs, $1.5 million in intangible amortization related to acquisitions, $0.9 million of acquisition related expenses, and $0.3 million in non-cash stock-based compensation. There was also a ($0.1) million tax-related adjustment. See the supplemental information at the end of this news release for more details on these items.
     The company's cash, cash equivalents and marketable securities increased to $234.6 million at May 31, 2005, from $221.9 million at Feb. 28, 2005. Days sales outstanding (DSO) were 45 during the fourth quarter, compared with 46 in the fiscal 2005 third quarter.

     Fourth Quarter Performance

     "Throughout much of fiscal 2005, managing costs and expenses well helped us achieve positive earnings, and our performance in the fourth quarter demonstrated that we can turn the business in the right direction," said Harry Debes, Lawson president and chief executive officer. "With our spending now at a run rate that makes sense, we can focus more of our attention on growing revenue. Looking forward, the acquisition of Intentia International will give us a greater customer base into which we can cross and up-sell our applications, while the larger critical mass and global scale of the combined company will present us with opportunities to be more efficient and effective and thereby improve our earnings."
     The company signed 130 deals in the quarter, compared with 100 in the third quarter. Of total contracting activity in the fiscal 2005 fourth quarter, approximately 68 percent came from existing clients and approximately 32 percent from new clients.
     During the quarter, the company signed 21 new clients at an average selling price of $258,000, compared with 10 new clients at an average selling price of $478,000 in the third quarter of fiscal 2005. The company signed four software licensing agreements valued at more than $1 million. Significant or strategic wins included retailer Smart & Final; Los Angeles Universal Preschool; Sioux Valley Hospitals and Health System; Gwinett Health System; and chemical distributor Univar USA.
     During the quarter, the company also released Lawson 8.1 business applications on the IBM eServer iSeries platform, including upgrade programs and services for existing Lawson customers. The release marked the latest in a line of Lawson's 26 years of commitment to the iSeries, which is the platform favored by many mid-sized clients. Lawson has more than 400 clients on the iSeries platform.

     Conference Call and Webcast

     Lawson will host a conference call to discuss its results and future outlook at 4:30 p.m. Eastern Time (3:30 p.m. Central Time) June 30, 2005. Interested parties may listen to the call by dialing 888-560-8501 (passcode Lawson 630) and international callers 1-210-234-0000. A live webcast will also be available on www.lawson.com. Interested parties should dial into the conference call or access the webcast approximately 10-15 minutes before the scheduled start time.
     A replay will be available approximately one hour after the conference call concludes and will remain available through Thursday, July 7. The replay number is 866-505-6451 and international 1-203-369-1872. The webcast will remain on www.lawson.com for approximately two weeks.

     About Lawson Software

     Lawson Software provides business application software and consulting services that put time on the side of services organizations in the healthcare, retail, government and education, banking and insurance and other markets. Lawson's software suites include enterprise performance management, distribution, financials, human resources, procurement, retail operations and service process optimization. Headquartered in St. Paul, Minn., Lawson has offices and affiliates serving North and South America, Europe, and Africa. For more information, go to www.lawson.com. Lawson Software and Lawson are registered trademarks of Lawson Software, Inc. All rights reserved.

     Forward-Looking Statements

     This press release contains forward-looking statements that contain risks and uncertainties. These forward-looking statements contain statements of intent, belief or current expectations of Lawson Software, Inc., and its management. Such forward-looking statements are not guarantees of future results and involve risks and uncertainties that may cause actual results to differ materially from the potential results discussed in the forward-looking statements. The company is not obligated to update forward-looking statements based on circumstances or events that occur in the future. Risks and uncertainties that may cause such differences include but are not limited to: uncertainties in the company's ability to realize synergies and revenue opportunities anticipated from the Intentia International acquisition; uncertainties in the software industry; global military conflicts; terrorist attacks in the United States, and any future events in response to these developments; changes in conditions in the company's targeted service industries; increased competition and other risk factors listed in the company's most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission and as included in other documents the company files from time to time with the Commission.


                        LAWSON SOFTWARE, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS
                              UNAUDITED
                            (in thousands)

                                             May 31, 2005 May 31, 2004
                                             ------------ ------------
ASSETS
Current assets:
  Cash and cash equivalents                     $187,744      $72,396
  Marketable securities                           43,099      128,065
  Trade accounts receivable, net                  42,907       65,236
  Other current assets                            28,574       35,761
                                             ------------ ------------
     Total current assets                        302,324      301,458

Long-term marketable securities                    3,770        8,521
Property and equipment, net                       13,574       17,235
Goodwill and other intangible assets, net         75,346       83,809
Other assets                                      25,704       12,575
                                             ------------ ------------
     Total assets                               $420,718     $423,598
                                             ============ ============

LIABILITIES AND STOCKHOLDERS'  EQUITY
Current liabilities:
  Current portion of long-term debt               $1,836       $1,652
  Accounts payable and other accrued
   liabilities                                    45,507       51,375
  Deferred revenue and client deposits            76,571       83,095
                                             ------------ ------------
     Total current liabilities                   123,914      136,122

Long-term debt, less current portion                   -          990
Other long-term liabilities                        3,749        3,600
                                             ------------ ------------
     Total liabilities                           127,663      140,712
                                             ------------ ------------

Stockholders' equity:
 Common stock                                      1,124        1,099
 Additional paid-in capital                      338,666      327,715
 Treasury stock, at cost                         (72,348)     (65,555)
 Deferred stock-based compensation                   (41)        (774)
 Retained earnings                                22,733       17,471
 Accumulated other comprehensive income            2,921        2,930
                                             ------------ ------------
 Total stockholders' equity                      293,055      282,886
                                             ------------ ------------
     Total liabilities and stockholders'
      equity                                    $420,718     $423,598
                                             ============ ============



                         LAWSON SOFTWARE, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                               UNAUDITED
                 (in thousands, except per share data)


                            Three Months Ended    Twelve Months Ended
                           --------------------- ---------------------
                             May 31,    May 31,   May 31,    May 31,
                              2005       2004       2005       2004
                           ---------- ---------- ---------- ----------
Revenues:
 License fees                $17,373    $27,169    $57,743    $92,338
 Services                     69,413     72,541    277,441    271,245
                           ---------- ---------- ---------- ----------
    Total revenues            86,786     99,710    335,184    363,583
Cost of revenues:
 Cost of license fees          2,450      3,958      9,961     15,948
 Cost of services             32,859     36,209    140,623    136,299
                           ---------- ---------- ---------- ----------
    Total cost of revenues    35,309     40,167    150,584    152,247
                           ---------- ---------- ---------- ----------

    Gross profit              51,477     59,543    184,600    211,336

Operating expenses:
 Research and development     15,330     17,756     62,158     64,888
 Sales and marketing          17,421     25,027     75,637     93,138
 General and administrative    9,957      9,321     36,443     37,721
 Restructuring                  (209)         -      5,028      2,210
 Amortization of acquired
  intangibles                    385        362      1,545      1,274
                           ---------- ---------- ---------- ----------
    Total operating
     expenses                 42,884     52,466    180,811    199,231
                           ---------- ---------- ---------- ----------
Operating income               8,593      7,077      3,789     12,105
Other income:
 Interest income               1,532        820      4,377      3,279
 Interest expense                (10)       (14)       (49)       (70)
                           ---------- ---------- ---------- ----------
    Total other income         1,522        806      4,328      3,209

Income before income taxes    10,115      7,883      8,117     15,314
Provision for income taxes     4,176      4,425      2,855      7,323
                           ---------- ---------- ---------- ----------
Net income                    $5,939     $3,458     $5,262     $7,991
                           ========== ========== ========== ==========

Net income per share:
 Basic                         $0.06      $0.04      $0.05      $0.08
                           ========== ========== ========== ==========
 Diluted                       $0.06      $0.03      $0.05      $0.07
                           ========== ========== ========== ==========
Shares used in computing
 net income per share:
 Basic                       100,319     98,433     99,068     98,462
                           ========== ========== ========== ==========
 Diluted                     104,931    105,984    104,623    107,000
                           ========== ========== ========== ==========



                         LAWSON SOFTWARE, INC.
                       SUPPLEMENTAL INFORMATION
                               UNAUDITED
                            (in thousands)

                                           Three Months  Twelve Months
                                           Ended May 31, Ended May 31,
                                               2005          2005
                                           ------------- -------------


Selected Pretax Expense (Income):

   Restructuring                                  $(209)       $5,028
   Amortization of acquired intangibles             385         1,545
   Amortization of purchased maintenance
    contracts (cost of service) (1)               1,001         3,992
   Amortization of software (cost of
    license fees)                                   820         3,268
   Non-cash stock-based compensation                 90           260
   SEC investigation                                 39         2,679
   Acquisition related (R&D)                         44            44
   Acquisition related (sales & marketing)          689           689
   Acquisition related  (G&A)                       138           138
                                                 $2,997       $17,643
                                           ============= =============

   Effective tax rate for financial
    analysts' modeling                               34%           36%



(1) Service revenue from the acquired maintenance contracts for the three months and the 12 months ended May 31, 2005 was $2,942 and $11,389 respectively.


     CONTACT: Lawson Software, Inc.
              Media contact:
              Terry Blake, 651-767-4766
              terry.blake@lawson.com
              or
              Investors and analysts contact:
              Barbara Doyle, 651-767-4385
              barbara.doyle@lawson.com